Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the inclusion in the Annual Report on Form 10-K of Orion Marine Group, Inc. for the year ended December 31, 2009 of our reports dated April 29, 2009 relating to the financial statements of T.W. Laquay Dredging, Inc. for the year ended December 31, 2008 (as restated).

/s/ Garland R. Sandhop, Certified Public Accountant
March 9, 2010